UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 10, 2009

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

840 West Long Lake Road, Suite 601 Troy, Michigan	48098
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (248) 519-0700

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

As previously disclosed, in October 2006 Noble International, Ltd. (the “Company”) issued $32.5 million of 4% convertible notes (the “Notes”) that are now held by affiliates of Whitebox Advisors, LLC (collectively, “Whitebox”). The Notes mature in October 2011. The Company’s obligations under the Notes are set forth in several Amended and Restated Convertible Subordinated Notes dated October 11, 2006. On March 1, 2009, the Company did not make an interest payment on the Notes required to be made on that date. As a result, on March 10, 2009, the Company received a notice from Whitebox declaring a default on the Notes and purporting to require that the Company redeem the Notes.

Pursuant to the terms of the Notes, the redemption price to be paid to Whitebox by the Company as of March 10, 2009 was approximately $40 million. Whitebox is prevented from taking action to collect on, or otherwise enforce its rights under, the Notes, however, until amounts owed under the Revolving and Term Credit Agreement dated as of July 31, 2006 (the “Mexican Credit Agreement”) among the Company’s Mexican subsidiary, Pullman de Queretaro, S.A. de C.V. as borrower, the Company and certain of the Company’s Mexican subsidiaries as guarantors, and Comerica Bank (“Comerica”), as lender, are paid or waived by Comerica, or 270 days after Comerica is notified of the default on the Notes, whichever is earlier.

The default under the Notes is an event of default under the Convertible Subordinated Note issued by the Company to ArcelorMittal, S.A. on March 20, 2008 in the principal amount of $50 million and a promissory note issued by certain of the Company’s subsidiaries to General Electric Capital Corporation on September 19, 2008 in the principal amount of $12.5 million, which is guaranteed by the Company.

As previously disclosed, the Company has entered into a forbearance agreement (the “Forbearance Agreement”) with Comerica, as agent for itself and the other lenders (collectively, the “Lenders”) under the Company’s Sixth Amended and Restated Credit Agreement dated as of December 11, 2006, as amended (the “Credit Facility”). The Company has also entered into a forbearance agreement with Comerica (the “Mexican Forbearance Agreement”) with respect to the Mexican Credit Agreement. The Forbearance Agreement and the Mexican Forbearance Agreement each expire on March 23, 2009. The default under the Notes, however, gives the Lenders the right to terminate the Forbearance Agreement. In response to the default under the Notes and pursuant to the Forbearance Agreement the Lenders have off-set a significant portion of the Company’s cash on hand to satisfy the Company’s obligations to the Lenders. Further, the Lenders have notified the Company that no additional borrowings are available to the Company under the Credit Facility.

Concurrently with the signing of the Forbearance Agreement, the Company entered into a 30-day, binding memorandum of understanding dated February 23, 2009 (the “MOU”) with General Motors Corporation, Ford Motor Company, Chrysler, LLC (collectively, the “Customers”) and Comerica, as agent for itself and the other lenders. In the MOU, the Customers agreed to expedited payment of amounts owed to the Company and other accommodations of financial benefit to the Company and agreed to provide a limited amount of short-term financing through the purchase of subordinated participations in the Credit Facility. The Company has requested short-term funding through March 23, 2009 from the Customers in addition to that agreed to by the Customers in the MOU. The Company has also requested short-term funding from Comerica. The Company remains in discussions with the Customers and Comerica, and preliminary indications are that a limited amount of short-term financing may be provided if certain conditions are met, but those indications are non-binding and funding is not assured. Given the Company’s cash and credit position, it is unlikely that the Company will be able to maintain operations to March 23, 2009 absent this funding.

The Company continues to work with its advisors to analyze and consider strategic alternatives and to identify both short- and long-term funding solutions.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation

By:	/s/ Andrew J. Tavi
Andrew J. Tavi
Vice President, General Counsel and Secretary

March 16, 2009